EXHIBIT 21


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                                   EXHIBIT 21

                           Subsidiaries of the Company

                                        Percentage     Jurisdiction of
Subsidiaries                               Owned       Incorporation

Heritage Savings Bank, F.S.B.             100.00%      United States

Mapleleaf Mortgage Corporation(1)         100.00%      Maryland

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(1)  Wholly-owned subsidiary of Heritage Savings Bank, F.S.B.